FOR IMMEDIATE RELEASE		October 31, 2019
Media Contact:	Suzanne Treviño APS Media Hotline	(602) 739-4955 (602) 250-2277
Analyst Contact:	Stefanie Layton	602 250-4541
Website:	aps.com/newsroom

APS FILES RATE CASE FOCUSING ON DELIVERING AFFORDABLE, CLEAN AND RELIABLE POWER

PHOENIX – Arizona Public Service (APS) submitted a rate case today designed to strengthen and diversify the state’s electricity delivery system while keeping costs affordable for APS’s customers.

“We prepared this filing with a focus on customers and to meet the energy needs of one of the fastest-growing states in the country,” said APS President Jeff Guldner. “Our efforts center on achieving cleaner air and integrating more renewables, important advances that require investment. We prioritized delivering these benefits while reducing our operating costs and minimizing the impact on customer bills.”

APS’s rate case is submitted at the direction of the Arizona Corporation Commission (ACC). In Arizona, regulated utilities like APS must use a formal ratemaking process to request ACC approval to recover costs already incurred. The ratemaking process, as well as monthly adjustors, ensure transparency and fairness to APS customers. Through multiple reductions, including bill credits from federal tax reform, residential APS customers’ monthly bills have been cut almost 6.5 percent since January 2018, for annualized savings of nearly $120 per household.

In this rate case, which is proposed to take effect in 13 months on December 1, 2020, APS is requesting a $184 million increase. Based on customers’ historical energy usage, the expected monthly bill impact for 95 percent of APS’s residential customers is between three and six percent, with an average of 5.4 percent. Rate cases are designed to allow reimbursement for improvements, and this amount includes a 2018 recommended opinion and order that supported cost recovery of emission control equipment at the Four Corners Power Plant. The filing also reflects investments in customer-focused programs, integration of new renewables and additional equipment for serving a growing customer base. Meeting the power needs of all customers with reliable service requires prudent investments in both maintaining infrastructure and building new projects.

In addition, the filing proposes options that will make it easier for customers to manage their accounts, including a simplified bill option and eliminating many fees. APS’s application also includes a pilot program to offer customers a “subscription rate.” Similar to calling plans offered by cell phone companies, this pilot would allow customers to know their fixed costs for a two-year period. More funding for Crisis Bill Assistance and an easier process for enrolling in limited-income programs, designed to help extend this support to more customers, are also part of the proposal.

Next steps in the ratemaking process, which typically lasts for at least one year, include the ACC setting a procedural schedule and hearing dates. Hearings are opportunities for stakeholders to provide their own recommendations in response to APS’s application. The process concludes with a vote by the ACC commissioners.

APS serves about 2.7 million people in 11 of Arizona’s 15 counties, and is the Southwest’s foremost producer of clean, safe and reliable electricity. Using a balanced energy mix that is 50 percent carbon-free, APS has one of the country’s cleanest energy portfolios, including both Palo Verde Generating Station and renewable energy. The company is also a proven leader in introducing technology and services that offer customers choice and control over their energy consumption. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).

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